Exhibit 5.1

May 27, 2025

FMC Corporation

2929 Walnut Street

Philadelphia, PA 19104

Re:	Fixed-to-Fixed Reset Rate Subordinated Notes Issuance

Ladies and Gentlemen:

We have acted as counsel for FMC Corporation, a Delaware corporation (the “Company”), in connection with the sale by the Company of $750,000,000 principal amount of 8.450% Fixed-to-Fixed Reset Rate Subordinated Notes due 2055 (the “Securities”), pursuant to that certain Underwriting Agreement, dated May 19, 2025 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Santander US Capital Markets LLC, as representatives of the several underwriters named on Schedule I to the Underwriting Agreement. The Securities were issued pursuant to an Indenture, dated as of May 27, 2025 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 27, 2025 (the “Indenture Supplement” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company, as amended, (ii) the Restated By-Laws of the Company, (iii) the Underwriting Agreement, (iv) the registration statement on Form S-3 (Reg. No. 333-286896) (the “Shelf Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 1, 2025, (v) the preliminary prospectus supplement of the Company dated May 19, 2025, including the accompanying base prospectus dated May 1, 2025 (the “Base Prospectus”), which was filed by the Company with the Commission on May 19, 2025 pursuant to Rule 424(b)(5) promulgated under the Act (the “Preliminary Prospectus”), (vi) the pricing term sheet of the Company, which was filed by the Company with the Commission on May 19, 2025 pursuant to Rule 433 promulgated under the Act, (vii) the final prospectus supplement of the Company dated May 19, 2025, including the accompanying Base Prospectus, which was filed by the Company with the Commission on May [21], 2025 pursuant to Rule 424(b)(2) promulgated under the Act (the “Final Prospectus”), (viii) the Base Indenture, (ix) the Indenture Supplement, (x) the Securities, and (xi) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed that the Underwriting Agreement, the Base Indenture and the Indenture Supplement constitute valid and binding obligations of each party thereto other than the Company.

Morgan, Lewis & Bockius LLP

2222 Market Street
Philadelphia, PA 19103-3007	+1.215.963.5000
United States	+1.215.963.5001

FMC Corporation

May 27, 2025

Based upon the foregoing, we are of the opinion that the Securities constitute valid and binding obligations of the Company.

The opinion expressed herein is subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinion expressed herein is limited to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the references to us in the Preliminary Prospectus and the Final Prospectus under the captions “Legal Opinions,” to the references to us in the Shelf Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof. In giving such consents, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP